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                                                                  EXHIBIT 99.1

                          [Letterhead of Terra Nova]

                    TERRA NOVA (BERMUDA) HOLDINGS ANNOUNCES
                       $100 MILLION SENIOR NOTE OFFERING

     HAMILTON, BERMUDA, May 6, 1998 -- Terra Nova (Bermuda) Holdings Ltd. (NYSE:TNA) today announced that Terra Nova Insurance (UK) Holdings plc, its wholly owned subsidiary, will offer $100 million principal amount of Senior Notes due 2008, bearing interest at a rate to be determined. The issue, which will be offered pursuant to Rule 144A and Regulation S under the Securities Act of 1933, as amended, will be guaranteed by Terra Nova (Bermuda) Holdings Ltd. The proceeds from the offering, which is expected to close May 18, 1998, together with available cash, will be used to pay for the issuer's 10.75% Senior Notes due 2005 that were tendered pursuant to the issuer's tender offer that was commenced on April 20, 1998 and is scheduled to expire on May 15, 1998. The Notes have not been, and will not be, offered or sold in the United States absent registration or an applicable exemption from registration requirements.

     Terra Nova (Bermuda) Holdings Ltd. is the holding company for five wholly owned operating entities -- Terra Nova Insurance Company Limited in the U.K., Terra Nova (Bermuda) Insurance Company Ltd., Corifrance in Paris, Terra Nova Capital Limited and Octavian Syndicate Management Limited which manages eight Lloyd's syndicates in which the Company has a participation. Through these subsidiaries, the Company underwrites a diverse property, casualty, marine and aviation insurance and reinsurance business on a worldwide basis.

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For further Information contact:

Mr. William J. Wedlake                    Mr. Andrew J. Davies
Senior Vice President and CFO             Group Financial Controller
Terra Nova (Bermuda) Holdings Ltd.        Terra Nova (Bermuda) Holdings Ltd.
c/o Terra Nova House                      c/o Terra Nova House
41-43 Mincing Lane                        41-43 Mincing Lane
London EC3R 7SP                           London EC3R 7SP
England                                   England
Tel:  011-44-171-369-5153                 Tel:  011-44-171-369-5078
Fax:  011-44-171-369-5150                 Fax:  011-44-171-369-5393


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